SECOND AMENDED AND RESTATED

BY-LAWS

of

HELIOS & MATHESON NORTH AMERICA INC.

EFFECTIVE AS OF JUNE 20, 2007

ARTICLE 1
SHAREHOLDERS

Section 1.01.  Time and Place of Meetings.  All meetings of shareholders shall be held at such place, either within or without the State of New York, on such date and at such time as may be determined from time to time by the Board of Directors (or the Chairman in the absence of a designation by the Board of Directors).

Section 1.02.  Annual Meetings.  Annual meetings of shareholders shall be held to elect the Board of Directors and transact such other business as may properly be brought before the meeting.

Section 1.03.  Special Meetings.  Special meetings of the shareholders may be called by the Board of Directors or the Chairman of the Board and shall be called by the Secretary at the request in writing of holders of record of a majority of the outstanding capital stock of the Corporation entitled to vote.  Such request shall state the purpose or purposes of the proposed meeting.

Section 1.04.  Notice of Meetings and Adjourned Meetings; Waivers of Notice.  (a) Whenever shareholders are required or permitted to take any action at a meeting, a written notice of the meeting shall be given which shall state the place, date and hour of the meeting, and, in the case of a special meeting, the purpose or purposes for which the meeting is called and that it is being issued by or at the direction of the person or persons calling the meeting.  Unless otherwise provided by the Business Corporation Law of the State of New York as the same exists or may hereafter be amended (“New York Law”), such notice shall be given not fewer than 10 nor more than 60 days before the date of the meeting to each shareholder of record entitled to vote at such meeting. Unless these By-Laws otherwise require, when a meeting is adjourned to another time or place (whether or not a quorum is present), notice need not be given of the adjourned meeting if the time and place thereof are announced at the meeting at which the adjournment is taken.  At the adjourned meeting, the Corporation may transact any business which might have been transacted at the original meeting.

(b)

A written waiver of any such notice signed by the person entitled thereto, whether before or after the time stated therein, shall be deemed equivalent to notice.  Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends the meeting and protests prior to the conclusion of the meeting the lack of notice of such meeting.

Section 1.05.  Quorum.  Unless otherwise provided under the Certificate of Incorporation or these By-Laws and subject to New York Law, the presence, in person or by proxy, of the holders of a majority of the outstanding shares of the class or classes of capital stock of the Corporation entitled to vote at a meeting of shareholders shall constitute a quorum for the transaction of business, except that as to any action required to be taken by shareholders voting separately as a class or classes a majority of the shares entitled to vote separately as one class shall constitute a quorum of that class and may act separately whether or not a quorum of another class or classes be present.

Section 1.06.  Voting.   (a) Unless otherwise provided in the Certificate of Incorporation and subject to New York Law, each shareholder shall be entitled to one vote for each outstanding share of capital stock of the Corporation standing in the shareholder’s name on the stock books of the Corporation.  Unless otherwise provided by New York Law, the Certificate of Incorporation or these By-Laws, the affirmative vote of a majority of the votes cast at a meeting of shareholders by the holders of shares entitled to vote thereon shall be the act of the shareholders.

(b)

Each shareholder entitled to vote at a meeting of shareholders or to express consent or dissent to a corporate action without a meeting may authorize another person or persons to act for him by proxy executed in writing by the shareholder or by the shareholder’s duly authorized attorney, but no such proxy shall be voted or acted upon after 11 months from its date, unless the proxy provides for a longer period.

Section 1.07.  Action by Consent.  Unless otherwise provided in the Certificate of Incorporation, any action required to be taken or which may be taken at any annual or special meeting of shareholders may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of all outstanding shares of capital stock entitled to vote thereon.

Section 1.08.  Organization.  At each meeting of shareholders, the Chairman of the Board, if one shall have been elected, (or in his absence or if one shall not have been elected, the Vice Chairman) shall act as chairman of the meeting.  In the absence of both the Chairman of the Board and the Vice Chairman, a majority of directors will designate a chairman of the meeting unless the Chairman of the Board, or the Vice Chairman in the absence of instructions from the Chairman of the Board, shall have designated a chairman of the meeting.  The Secretary (or in his absence or inability to act, the person whom the chairman of the meeting shall appoint secretary of the meeting) shall act as secretary of the meeting and keep the minutes thereof.

Section 1.09.  Business of Meeting.  (a) No business shall be conducted at a meeting of the shareholders except in accordance with the procedures set forth in this Section 1.09.  The proposal of business that may properly be considered by shareholders at a meeting may be made only (i) pursuant to the notice of meeting given by or at the direction of the Board of Directors, (ii) otherwise by or at the direction of the Board of Directors as permitted by law or (iii) by any shareholder who was a shareholder of record at the time such shareholder gives notice of such proposal as provided for in this Section 1.09, who is entitled to vote on the proposal and who complies with the notice procedures set forth in this Section 1.09.  For business to be properly brought by a shareholder before the annual meeting of shareholders, the shareholder must give timely notice thereof in writing to the Secretary and such business must otherwise be a proper matter for shareholder action.  To be timely, a shareholder’s notice of intention to make a nomination for the election of a director or to propose other business at the annual meeting must either (i) be sent in compliance with the requirements of SEC Rule 14a-8, if the proposal is submitted under such rule, or (ii) if not, be mailed and received by, or delivered to, the Secretary at the Corporation’s principal executive offices not later than (A) the close of business on the 90th day prior to the anniversary date of the most recent annual meeting of shareholders or (B) the date mandated under New York Law whichever comes later.  For the 2008 annual meeting only, the rules in affect prior to the Second Amended and Restated By-Laws shall apply.

(b)

Only matters as are stated in the notice of a special meeting of shareholders shall be brought before such a meeting and, in the case of a special meeting properly noticed for the election of directors, notice of a shareholder’s intention to make a nomination, in order to be timely, must be mailed and received by, or delivered to, the Secretary at the principal executive offices of the Corporation not later than the close of business on the 10th day after notice of the meeting is properly given.

(c)

A shareholder’s notice to the Secretary to submit business for action at the annual meeting of shareholders shall set forth either the information required by SEC Rule 14a-8, if submitted in accordance with and permitted by such rule, or, if for a nomination for the election of a director at the annual meeting or a special meeting of shareholders or otherwise not in accordance with such rule: (i) the name and address of the shareholder, (ii) the number of shares of stock of the Corporation held of record and beneficially owned by such shareholder, (iii) a representation that the shareholder intends to appear at the meeting in person or by proxy to submit the business specified in such notice, (iv) a brief description of the business desired to be submitted to the meeting of shareholders, including the complete text of any resolutions and any amendment to any Company document intended to be presented at the meeting of shareholders, (v) any personal or other direct or indirect material interest of the shareholder in the business to be submitted, (vi) all other information relating to the proposed business which may be required to be disclosed under New York Law or included in a proxy statement filed pursuant to the proxy rules of the SEC and (vii) if the shareholder intends to make a nomination for the election of a director, (A) information regarding each nominee proposed by such shareholder as would have been required to be included in a proxy statement filed pursuant to the proxy rules of the SEC and (B) a description of all arrangements or understandings between the shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder.  Notice of intention to make a nomination shall be accompanied by the written consent of each nominee to serve as director of the Corporation if elected.

(d)

The officer presiding at the meeting of shareholders shall determine all matters relating to the efficient conduct of the meeting, including, but not limited to, the items of business.  The presiding officer shall, if the facts warrant, determine and declare that any putative business was not properly brought before the meeting in accordance with the procedures prescribe by Section 1.09, in which case such business will not be transacted.

Section 1.10.  Inspector Of Elections.  Elections of directors shall be conducted by one or more inspectors of election, none of whom shall be a candidate for the office of director, appointed either by the Board of Directors or, if it fails to appoint, by a per capita vote of the shareholders personally present at the election.  Each inspector, before entering on the discharge of his duties, shall be sworn faithfully to execute the duties of an inspector with strict impartiality and according to the best of his ability, and shall execute a written certificate of the results of the election.

ARTICLE 2
DIRECTORS

Section 2.01.  Directors’ Role, Number of Directors and Term of Office.  Except as provided by New York Law, the Certificate of Incorporation or these By-Laws, the business of the Corporation shall be managed under the direction of its Board of Directors.  The number of directors constituting the Board of Directors shall be fixed from time to time by resolution of a majority of the entire Board of Directors, but shall not be less than three nor more than nine.  As used in these By-Laws, “entire Board” means the total number of Directors which the Corporation would have if there were no vacancies.  The directors shall be elected at the annual meeting of the shareholders, except as provided in Section 2.10 herein, and each director shall hold office until the expiration of the term for which he or she is elected and until his or her successor shall have been duly elected and shall have qualified.  Any director may be removed at any time by the shareholders, with or without cause.  No decrease in the number of Directors shall shorten the term of any incumbent Director.

Section 2.02.  Quorum and Manner of Acting; Adjournment.  Unless the Certificate of Incorporation, these By-Laws or New York Law requires a greater number, a majority of the entire Board shall constitute a quorum for the transaction of business, and the vote of a majority of the directors present at the time of the vote, if a quorum is present, shall be the act of the Board of Directors.  A majority of the Directors present at a meeting, whether or not a quorum is present, may adjourn any meeting to another time or place.  Notice of any adjournment shall be given to the Directors who were not present at the time of the adjournment and need not be given to the Directors present at the time of the adjournment if the time and place thereof are announced at the meeting at which the adjournment is taken.  At the adjourned meeting, the Board of Directors may transact any business which might have been transacted at the original meeting.

Section 2.03.  Time and Place of Meetings; Notice.  The Board of Directors shall hold its meetings at such place, either within or without the State of New York, and at such time as may be determined from time to time by the Board of Directors.  Notice of any special meeting of the Board of Directors may be served not less than three hours before the date and time fixed for such meeting, by oral, written or electronic communication stating the time and place thereof or if by mail not less than three days before the date fixed for such meeting.  Any oral notice may be given to each member of the Board of Directors at his or her office or his or her address as it appears on the books of the Corporation, whether or not the director is present personally to receive it.  Any written or electronic notice shall be addressed to each member of the Board of Directors at his or her office or his or her address as it appears on the books of the Corporation.  No notice shall be required of a regular meeting if the time and place of such meetings are fixed by the Board of Directors.

Section 2.04.  Regular Meetings.  The Board of Directors shall hold regular meetings at such times and at such places as the Board may prescribe from time to time.  All meetings shall be held at such time on such dates as the Board may designate, except that a regular meeting of the Board of Directors shall be held following the adjournment of and on the same date as the annual meeting of shareholders and at such meeting the Board may elect or appoint officers of the Corporation.

Section 2.05.  Special Meetings.  Special meetings of the Board of Directors may be called by the Chairman of the Board or the President.  The Secretary shall call special meetings of the Board of Directors when requested in writing by any three Directors.

Section 2.06.  Telephonic Meetings.  Any one or more members of the Board of Directors or any Committee of the Board of Directors may participate in a meeting of the Board of Directors or such Committee by means of a conference telephone or similar communications equipment allowing all persons participating in the meeting to hear each other at the same time.  Participation by such means shall constitute presence in person at a meeting

Section 2.07.  Committees.  The Board of Directors may, by resolution adopted by a majority of the entire Board, designate from among its members an executive committee and other committees, and each of which, to the extent provided in the resolution or in the Certificate of Incorporation or these By-Laws, shall have all the authority of the Board, except as restricted by New York Law.  The Board may designate one or more directors as alternate members of any committee, who may replace any absent member or members at any meeting of the committee.  Each committee shall keep regular minutes of its meetings and report the same to the Board of Directors when required.

Section 2.08.  Action by Consent.  Unless otherwise restricted by the Certificate of Incorporation or these By-Laws, any action required or permitted to be taken by the Board of Directors or of any committee thereof may be taken without a meeting if all members of the Board or committee, as the case may be, consent in writing to the adoption of a resolution authorizing the action.  The resolution and the written consents thereto by the members of the Board or committee, as the case may be, shall be filed with the minutes of proceedings of the Board or committee.

Section 2.09.  Resignation.  Any director may resign at any time by giving written notice to the Board of Directors or to the Secretary of the Corporation.  The resignation of any director shall take effect upon receipt of notice thereof or at such later time as shall be specified in such notice; and unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.

Section 2.10.  Vacancies.  Newly created directorships resulting from an increase in the number of Directors and vacancies occurring in the Board for any reason, except the removal of Directors without cause, may be filled by vote of the Directors.  If the number of Directors then in office is less than a quorum, such newly created directorships and vacancies may be filled by vote of a majority of the directors then in office.  Vacancies occurring in the Board by reason of removal of Directors without cause, may be filled only by vote of the shareholders.

Section 2.11.  Removal.  Any director or the entire Board of Directors may be removed, with or without cause, at any time by the affirmative vote of the holders of a majority of the outstanding capital stock of the Corporation entitled to vote and the vacancies thus created may be filled in accordance with Section 2.10 herein.

Section 2.12.  Compensation.  Unless otherwise restricted by the Certificate of Incorporation or these By-Laws, the Board of Directors shall have authority to fix the compensation of Directors, including fees and reimbursement of expenses.

ARTICLE 3
OFFICERS

Section 3.01.  Principal Officers.  The principal officers of the Corporation shall be a President and a Secretary who shall have the duty, among other things, to record the proceedings of the meetings of stockholders and directors in a book kept for that purpose.  The Corporation may also have such other principal officers, including a Treasurer and one or more Vice Presidents or Controllers, as the Board may in its discretion appoint.  Any two or more offices may be held by the same person, except the offices of President and Secretary.

Section 3.02.  Election, Term of Office and Remuneration.  The principal officers of the Corporation shall be elected or appointed by the Board of Directors at the meeting thereof following the annual meeting of shareholders.  Each such officer shall hold office for the term for which he is elected or appointed, and until his successor has been elected or appointed and qualified, or until his earlier death, resignation or removal.  The remuneration of all officers of the Corporation shall be fixed by the Board of Directors.  Any vacancy in any office shall be filled in such manner as the Board of Directors shall determine.

Section 3.03.  Subordinate Officers.  In addition to the principal officers enumerated in Section 3.01, the Corporation may have one or more Assistant Treasurers, Assistant Secretaries and Assistant Controllers and such other subordinate officers, agents and employees as the Board of Directors may deem necessary, each of whom shall hold office for such period as the Board of Directors may from time to time determine.  The Board of Directors may delegate to any principal officer the power to appoint and to remove any such subordinate officers, agents or employees.

Section 3.04.  Removal.  Except as otherwise permitted with respect to subordinate officers, any officer may be removed, with or without cause, at any time, by resolution adopted by the Board of Directors.

Section 3.05.  Resignations.  Any officer may resign at any time by giving written notice to the Board of Directors (or to a principal officer if the Board of Directors has delegated to such principal officer the power to appoint and to remove such officer).  The resignation of any officer shall take effect upon receipt of notice thereof or at such later time as shall be specified in such notice; and unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.

Section 3.06.  Powers and Duties.  The officers of the Corporation shall have such powers and perform such duties incident to each of their respective offices and such other duties as may from time to time be conferred upon or assigned to them by the Board of Directors.

ARTICLE 4
CAPITAL STOCK

Section 4.01.  Certificates for Shares.  Certificates for shares of stock of the Corporation certifying the number of shares represented thereby shall be issued to each shareholder in such form not inconsistent with the Certificate of Incorporation as shall be approved by the Board of Directors.  Such certificates shall be numbered and registered in the order in which they are issued, shall be signed by the President or any Vice President and by the Secretary or an Assistant Secretary and shall be sealed with the seal of the Corporation.  All certificates exchanged or returned to the Corporation shall be canceled.

Section 4.02.  Transfer of Shares of Stock.  Transfers of shares shall be made only upon the books of the Corporation upon surrender of the certificate or certificates representing such shares properly assigned.  Whenever any transfer of shares shall be made for collateral security, it shall be so expressed in the entry of the transfer.  The Board of Directors shall have power to make such rules and regulations, not inconsistent with New York Law and the Certificate of Incorporation, as it may deem expedient concerning the issue, transfer and registration of certificates representing shares of stock of the Corporation.

Section 4.03.  Lost, Stolen, Mutilated or Destroyed Certificates.  As a condition to the issue of a new certificate of stock in place of any certificate theretofore issued and alleged to have been lost, stolen, mutilated or destroyed, the Board of Directors, in its discretion, may require the owner of such certificate, or its legal representative, to give the Corporation a bond in such sum as it may direct to indemnify the Corporation against any claim that may be made against it on account of the alleged loss, theft, mutilation or destruction of such certificate or the issuance of a new certificate.  Proper and legal evidence of such loss, theft, mutilation or destruction shall be procured for the Board of Directors, if required.

Section 4.04.  Closing of Transfer Books; Determination of Record Date.  Unless otherwise provided by New York Law or by the Certificate of Incorporation, for the purpose of determining the shareholders entitled to notice of or to vote at any meeting of shareholders or any adjournment thereof, or to express consent to or dissent from any proposal without a meeting, or for the purpose of determining shareholders entitled to receive payment of any dividend or the allotment of any rights, or for the purposes of any other action, the Board of Directors may fix, in advance, a date, as the record date for any such determination of shareholders, not more than 60 nor less than 10 days prior to the date of such meeting, not more than 60 days prior to any other action.

ARTICLE 5
MISCELLANEOUS

Section 5.01.  Dividends.  Subject to limitations contained in New York Law and the Certificate of Incorporation, the Board of Directors may declare and pay dividends upon the shares of capital stock of the Corporation, which dividends may be paid either in cash, in property or in shares of the capital stock of the Corporation.

Section 5.02.  Fiscal Year.  The fiscal year of the Corporation shall end on such date and shall consist of such accounting periods as may be fixed by the Board of Directors.

Section 5.03.  Corporate Seal.  The corporate seal shall have inscribed thereon the name of the Corporation, the year of its organization and the words “Corporate Seal, New York”.  The seal may be used by causing it or a facsimile thereof to be impressed, affixed or otherwise reproduced.

Section 5.04.  Voting of Stock Owned by the Corporation.  The Board of Directors may authorize any person, on behalf of the Corporation, to attend, vote at and grant proxies to be used at any meeting of stockholders of any corporation (except this Corporation) in which the Corporation may hold stock.

Section 5.05.  Amendments.  (a) These By-Laws may be altered, amended or repealed by shareholders at any annual meeting, or at any special meeting called for that purpose, by the affirmative vote of holders of record of a majority of the shares of the stock represented at such meeting entitled to vote thereon either in person or by proxy.

(b)

These By-Laws may be altered, amended or repealed at any regular or special meeting of the Board of Directors by the vote of a majority of the entire Board of Directors.  Any By-Laws made by the Board of Directors may be altered, amended or repealed by the shareholders at any annual meeting, or at any special meeting called for that purpose, by the affirmative vote of holders of record of a majority of the shares of the stock represented at such meeting entitled to vote thereon either in person or by proxy.

Section 5.06.  Waiver of Notice.  Whenever under the provisions of these By-Laws or New York Law, the Board of Directors or any Committee is authorized to take any action after notice or after lapse of a prescribed period of time, such action may be taken without notice and without the lapse of any period of time, if such action be authorized or approved and the requirements waived by each member entitled to notice.  Such authorization or approval and such waiver shall be filed with the Secretary of the Corporation.

ARTICLE 6
INDEMNIFICATION

Section 6.01.  Indemnification of Directors and Officers.  The Corporation shall, to the fullest extent permitted by applicable law as the same exists or may hereafter be in effect, indemnify any person who is or was made or threatened to be made a party to or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, including any action by or in the right of the Corporation to procure a judgment in its favor and an action by or in the right of any other corporation of any type or kind, domestic or foreign, or any partnership, joint venture, trust, employee benefit plan or other entity, which any director or officer of the Corporation is serving, has served or has agreed to serve in any capacity at the request of the Corporation, by reason of the fact that such person or such person’s testator or intestate is or was or has agreed to become a director or officer of the Corporation, or is or was serving or has agreed to serve such other corporation, partnership, joint venture, trust, employee benefit plan or entity in any capacity, against judgments, fines, amounts paid or to be paid in settlement, taxes or penalties, and costs, charges and expenses, including attorney’s fees, incurred in connection with such action or proceeding or any appeal therein; provided that no indemnification shall be provided to any such person if a judgment or other final adjudication adverse to the director or officer establishes that (i) his acts were committed in bad faith or were the result of active and deliberate dishonesty and, in either case, were material to the cause of action so adjudicated, or (ii) he personally gained in fact a financial profit or other advantage to which he was not legally entitled.

Section 6.02.  Non-Exclusivity.  Nothing contained in this Article 6 shall limit the right to indemnification and advancement of expenses to which any person would be entitled by law in the absence of this Article 6, or shall be deemed exclusive of any other rights to which such person seeking indemnification or advancement of expenses may have or hereafter may be entitled under law, any provision of the Certificate of Incorporation or By-Laws, any agreement approved by the Board of Directors, or a resolution of shareholders or directors; and the adoption of any such resolution or entering into of any such agreement approved by the Board of Directors is hereby authorized.

Section 6.03.  Reimbursement and Advances.  The Corporation shall, from time to time, reimburse or advance to any person referred to in Section 6.01 herein the funds necessary for payment of expenses (including attorneys’ fees, costs and charges) incurred in connection with any action or proceeding referred to in Section 6.01 herein, upon receipt of a written undertaking by or on behalf of such person to repay such amount(s) if a judgment or other final adjudication adverse to such person establishes that (i) his acts were committed in bad faith or were the result of active and deliberate dishonesty and, in either case, were material to the cause of action so adjudicated, or (ii) he personally gained in fact a financial profit or other advantage to which he was not legally entitled.  Nothing contained in this Section 6.03 herein shall limit the right of the Corporation, from time to time, to reimburse or advance funds to any person referred to in Section 6.02 herein.

Section 6.04.  Continuity of Rights.  The indemnification and advancement of expenses provided by, or granted pursuant to, this Article 6 shall (i) apply with respect to acts or omissions occurring prior to the adoption of this Article 6 to the fullest extent permitted by law and (ii) survive the full or partial repeal or restrictive amendment hereof with respect to events occurring prior thereto.